EXHIBIT 99.1

Lakeland Industries, Inc. Enters into Australian Distribution Agreement

RONKONKOMA, NY – March 31, 2008 -- Lakeland Industries, Inc. (NASDAQ: LAKE), a market leader in protective apparel, today announced that it has finalized a distribution agreement with Wesfarmers Industrial and Safety (“WIS”).  The supply agreement grants exclusive distribution rights for Lakeland disposable and protective clothing in Australia to two Wesfarmers subsidiaries – J. Blackwood & Son Limited (Blackwoods) and Protector Alsafe.  Lakeland believes that the sales generated from this distribution agreement will be significant and potentially material to its total international revenues and represents Lakeland’s latest successful initiative to expand its international sales.

Under the terms of the agreement, the WIS operating units will be custodians of Lakeland and will promote the products as their own brand.  In exchange for granting the exclusive distribution rights, Lakeland Industries will, for the first time, have an extensive marketing channel to sell its products in a broad geographic region covering Australia, New Zealand, (through New Zealand Safety & Protector Safety) New Guinea, and South Africa.  Marketing initiatives will be undertaken by the two WIS companies, both with established reputations for quality, service and expertise in the safety industry.

WIS (www.wesfarmers.com.au), a publicly-traded company on the Australian Securities Exchange (ASX: WES), comprises nine businesses that together make it the leading supplier of engineering products and workplace needs, safety, packaging, materials handling and lifting products and services to industry and government across Australia and New Zealand. Blackwoods is the largest distributor of industrial and engineering supplies in Australia and New Zealand, with over 142 locations stocking over 150,000 product line items.  Blackwoods also distributes in Southern Asia and the South Pacific.  Complementing Blackwoods in Australia are four major national specialists, with Protector Alsafe operating as its provider of safety products and services.  Protector Alsafe is Australia’s largest specialist safety distribution company dedicated to serving customers with an unparalleled range of specially selected quality products and brands.  The company prides itself on supplying the broadest range of the world’s best brands of safety equipment.  Protector Alsafe’s branch network of 40 locations offers sales and technical support backed by a team of safety specialists dedicated to offering the best personal protection solutions for the industrial marketplace. As is the case for Protector Alsafe in Australia, Protector Alsafe subsidiaries in New Zealand are the market leaders in the region.

Commenting on Lakeland’s latest successful initiative to expand internationally, Chris Ryan, Chief Executive Officer of Lakeland, stated, “Our agreement with Wesfarmers Industrial and Safety is consistent with Lakeland’s goal of driving growth in international markets.  The combination of Wesfarmers’ sales and distribution capabilities with our unique line of disposable and chemical protective garments positions both parties for growth amid the favorable market conditions in Australia.  This agreement offers a unique opportunity to employ a different business model that will maximize distribution channel efficiencies and the corporate strengths of both companies to cost-effectively deliver high quality products to the market.  We anticipate a long and mutually beneficial relationship with Wesfarmers.

“Our international expansion initiatives continue to show progress, and we are beginning to achieve benefits of scale for our regional manufacturing facilities in China and India.  Our prior investments in manufacturing, along with the distribution agreement announced today, are integral to Lakeland’s growth strategy in the Pacific.  Within the region, Australia is one of the most mature personal protective equipment markets which, until this agreement, we had not formally entered.  Leveraging a local partner such as Wesfarmers –  with its formidable ability to penetrate Australia – Lakeland has made a sound choice while preserving critical resources for use in further capitalizing on developing markets like China and India.”

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (Nasdaq: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1000 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.

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Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995.  All statements that are not historical are forward-looking.  Forward-looking statements may relate to, but are not limited to, the effect of the product distribution agreement on our international  and total revenues and the size and growth of the Australia market for protective apparel.  Such forward-looking statements are based upon current information and expectations. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.

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For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries 631-981-9700 Christopher Ryan, CEO, CJRyan@lakeland.com Gary Pokrassa, CFO, GAPokrassa@lakeland.com 701-7 Koehler Avenue, Suite 7 Ronkonkoma, NY 11779 www.lakeland.com	Darrow Associates for Lakeland Industries 631-367-1866 Jordan Darrow jdarrow@darrowir.com